Exhibit 99

[LOGO] RPC
       An Oil & Gas Service Company

FOR IMMEDIATE RELEASE

        RPC, INC. REPORTS RECORD 2005 SECOND QUARTER REVENUES AND PROFITS

o     Revenues for the Second Quarter Increased 19.3 Percent over Prior Year

o Diluted EPS for the Second Quarter Increased 58.8 Percent to $0.27 from $0.17 in the Prior Year

ATLANTA, July 27, 2005 -- RPC, Inc. (NYSE: RES) announced its unaudited results for the second quarter ended June 30, 2005. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2005, revenues increased 19.3 percent to $101,945,000 compared to $85,426,000 last year. Operating profit for the quarter was $18,404,000, compared to $11,467,000 in the prior year, an increase of 60.5 percent. Net income for the quarter was $11,910,000, or $0.27 diluted earnings per share, compared to $7,474,000, or $0.17 diluted earnings per share last year.

Cost of services rendered and goods sold was $55,746,000, or 54.7 percent of revenues, during the second quarter of 2005, compared to $49,189,000, or 57.6 percent of revenues, in the prior year. The increase in these costs was due to the variable nature of many of these expenses, including compensation, materials and supplies, maintenance and repair, and fuel costs. As a percentage of revenues, however, these costs decreased because of higher equipment and personnel utilization, improved pricing, and the leverage of fixed costs over higher revenues. Selling, general and administrative expenses increased by 12.5 percent in the second quarter of 2005 to $18,188,000 from $16,166,000 in the prior year. This increase was principally due to an increase in field administrative personnel consistent with higher activity levels. These costs were 17.8 percent of revenues in 2005 and 18.9 percent last year. The decrease as a percentage of revenues was due to leverage of these costs over higher revenues. Depreciation and amortization were $9,607,000 during the quarter, 11.7 percent higher than last year, due to capital expenditures made during recent quarters.

For the six months ended June 30, 2005, revenues increased 17.4 percent to $194,275,000 compared to $165,428,000 last year. Net income increased 64.5 percent to $21,837,000, or $0.50 diluted earnings per share compared to net income of $13,275,000, or $0.31 diluted earnings per share last year.

"RPC's second quarter results reflect the continuation of strong activity levels and the results of our continued investment in our business," stated Richard A. Hubbell, RPC's President and Chief Executive Officer. "Our overall domestic revenues increased due to higher activity levels, increased capacity, and increased pricing for our services. The average domestic rig count during the second quarter was 1,339, 15 percent higher than the same period in 2004. Our revenues grew at a higher rate than the rig count because of the factors mentioned above, partially offset by declines in international revenues and the elimination of revenues from our marine liftboat division, which was sold in the fourth quarter of 2004. Our international revenues declined in Kuwait and West Africa, although they increased in Mexico and China.


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2nd Quarter 2005 Press Release

"We continue to believe that the near-term prospects for the domestic oilfield are favorable," continued Hubbell. "We invested $21 million in new equipment and maintenance of existing equipment during the quarter. We also invested more than $10 million to re-purchase our common stock during the quarter. In spite of these capital commitments, we continue to maintain a conservative, liquid balance sheet."

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2nd Quarter 2005 Press Release

Summary of Segment Operating Performance

RPC's business segments are Technical Services and Support Services.

Technical Services includes RPC's oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer's well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services include pressure pumping, snubbing, coiled tubing, nitrogen, well control, downhole tools, surface production equipment, casing installation services, and fishing tool operations.

Support Services includes RPC's oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Both Technical Services and Support Services experienced stronger results due to the increased drilling rig count and related customer activity. Technical Services revenues increased 21.7 percent for the quarter compared to the prior year, driven by higher activity levels, increased capacity, and pricing increases. Support Services revenues increased by 15.5 percent during the quarter compared to the prior year. This increase was due to higher activity levels and increased capacity resulting from continued investment in the rental tools service line, partially offset by the elimination of revenues from our marine liftboats, which were sold during the fourth quarter of 2004. There were no revenues in the other segment during the quarter due to the sale of the non-oilfield business unit that comprised this segment, which occurred during the second quarter of 2004.

                                [GRAPHIC OMITTED]

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's investor website can be found at www.rpc.net.

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2nd Quarter 2005 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the near term prospects for the domestic oilfield and RPC's expected activity and performance in the future. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004.

For information contact:

BEN M. PALMER
Chief Financial Officer
404.321.2140
irdept@rpc.net

JIM LANDERS
Corporate Finance
404.321.2162
jlanders@rpc.net

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2nd Quarter 2005 Press Release

RPC INCORPORATED AND SUBSIDIARIES

----------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)
----------------------------------------------------------------------------------   -----------------------------------
Periods ended June 30, (Unaudited)                    Second Quarter                                Six Months
----------------------------------------------------------------------------------   -----------------------------------
                                                                           BETTER                               BETTER
                                                   2005        2004        (WORSE)      2005        2004        (WORSE)
----------------------------------------------------------------------------------   -----------------------------------
REVENUES                                       $ 101,945   $  85,426        19.3%    $ 194,275   $ 165,428        17.4%
COSTS AND EXPENSES:
Cost of services rendered and goods sold          55,746      49,189       (13.3)      106,157      96,296       (10.2)
Selling, general and administrative expenses      18,188      16,166       (12.5)       36,594      31,292       (16.9)
Depreciation and amortization                      9,607       8,604       (11.7)       18,887      17,140       (10.2)
----------------------------------------------------------------------------------   -----------------------------------
Operating profit                                  18,404      11,467        60.5        32,637      20,700        57.7
Interest income (expense), net                        78         (33)         NM           170         (58)         NM
Other income, net                                    978         620        57.7         2,874         769          NM
----------------------------------------------------------------------------------   -----------------------------------
Income before income taxes                        19,460      12,054        61.4        35,681      21,411        66.6
Income tax provision                               7,550       4,580       (64.8)       13,844       8,136       (70.2)
----------------------------------------------------------------------------------   -----------------------------------
NET INCOME                                     $  11,910   $   7,474        59.4%    $  21,837   $  13,275        64.5%
==================================================================================   ====================================

EARNINGS PER SHARE
   Basic                                       $    0.28   $    0.18        55.6%    $    0.51   $    0.31        64.5%
                                               ==================================    ==================================
   Diluted                                     $    0.27   $    0.17        58.8%    $    0.50   $    0.31        61.3%
                                               ==================================    ==================================

AVERAGE SHARES OUTSTANDING
     Basic                                        42,232      42,450                    42,423      42,424
                                                  ==================                    ==================
     Diluted                                      43,522      43,218                    43,792      43,103
                                                  ==================                    ==================

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2nd Quarter 2005 Press Release

RPC INCORPORATED AND SUBSIDIARIES

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE  SHEETS
--------------------------------------------------------------------------------
At June 30, (Unaudited)                                      (In thousands)
--------------------------------------------------------------------------------
                                                             2005        2004
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                 $  10,610    $  12,495
Accounts receivable, net                                     81,926       69,037
Inventories                                                  12,684        9,133
Deferred income taxes                                         4,497        4,982
Income taxes receivable                                         577        4,340
Prepaid expenses and other current assets                     2,775        2,677
--------------------------------------------------------------------------------
  Total current assets                                      113,069      102,664
--------------------------------------------------------------------------------
Property, plant and equipment, net                          127,887      114,683
Goodwill and other intangibles, net                          24,770       15,942
Other assets                                                  3,242        2,577
--------------------------------------------------------------------------------
  Total assets                                            $ 268,968    $ 235,866
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                          $  26,150    $  21,746
Accrued payroll and related expenses                         10,065        8,524
Accrued insurance expenses                                    3,271        3,869
Accrued state, local and other taxes                          2,222        1,727
Current portion of long-term debt                             2,000          700
Other accrued expenses                                        4,814          493
--------------------------------------------------------------------------------
  Total current liabilities                                  48,522       37,059
--------------------------------------------------------------------------------
Accrued insurance expenses                                    6,932        6,123
Long-term debt                                                   --        4,100
Pension liabilities                                          11,025        9,614
Deferred income taxes                                        10,024       15,439
Other long-term liabilities                                   1,381        1,820
--------------------------------------------------------------------------------
  Total liabilities                                          77,884       74,155
--------------------------------------------------------------------------------
Common stock                                                  4,282        4,314
Capital in excess of par value                               20,949       27,134
Retained earnings                                           178,625      140,390
Deferred compensation                                        (6,018)      (3,820
Accumulated other comprehensive loss                         (6,754)      (6,307
--------------------------------------------------------------------------------
  Total stockholders' equity                                191,084      161,711
--------------------------------------------------------------------------------
  Total liabilities and stockholders' equity              $ 268,968    $ 235,866
================================================================================

Certain prior year balances have been reclassified to conform with current year presentation.

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2nd Quarter 2005 Press Release

RPC INCORPORATED AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
Six months ended June 30,   (Unaudited)                       (In thousands)
--------------------------------------------------------------------------------
                                                             2005        2004
--------------------------------------------------------------------------------

Operating Activities:
   Net income                                              $ 21,837   $ 13,275
   Depreciation, amortization and other non-cash charges     19,547     17,301
   Other net changes in operating activities                 (8,866)   (10,948)
--------------------------------------------------------------------------------
        Net cash provided by operating activities            32,518     19,628
--------------------------------------------------------------------------------

Investing Activities:
  Capital expenditures                                      (34,066)   (25,151)
  Other investing activities                                 (1,711)       108
--------------------------------------------------------------------------------
       Net cash used for investing activities               (35,777)   (25,043)
--------------------------------------------------------------------------------

Financing Activities:
  Payment of dividends                                       (3,400)    (1,708)
  Payments on debt                                           (2,800)    (1,110)
  Cash paid for common stock purchased and retired          (10,211)    (1,922)
  Proceeds from exercise of stock options                       644        348
--------------------------------------------------------------------------------
       Net cash used for financing activities               (15,767)    (4,392)
--------------------------------------------------------------------------------

Net decrease in cash and cash equivalents                   (19,026)    (9,807)
Cash and cash equivalents at beginning of period             29,636     22,302
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period                 $ 10,610   $ 12,495
================================================================================